Diana S. Pessin
310 East 75th Street
New York, NY 10021

June 29, 2018

Board of Directors
ICTV Brands, Inc.
489 Devon Park Drive, Suite 306
Wayne, Pennsylvania 19087

To the Board of Directors and The Shareholders of ICTV Brands Inc. ("ICTV")

In January 2016 I joined the ICTV Board with the hope my insights from an over twenty year career in marketing, e-commerce and digital media along with my perspectives as a woman who falls within the age and demographic of the ICTV target customer, and a major independent shareholder would help move ICTV forward and create value for all stakeholders. My priority as a Director has always been the best interests of ICTV. Unfortunately, my philosophy and vision for ICTV to improve its performance and corporate governance does not align with the current board and management. Dissenting opinions and varying perspectives on ICTV matters are not valued, and at times, even acknowledged. As such, it is with great disappointment I am tendering my resignation as Director effective immediately.

I have fundamental differences with the way ICTV is currently run. While I have tried to stress accountability and fiduciary responsibility, the current board focuses on protecting a CEO and a management team with a history of underperformance, whether measured by sales growth, cash generation or stock price performance. The handling of the termination of former President Rich Ransom and issuance of Series A Preferred Stock to Chairman and CEO Kelvin Claney with 100 times the voting rights of common shares illustrate the priorities of the Board.

The lack of transparency by ICTV management combined with the lack of appropriate oversight by the current board has allowed for poor financial performance as evidenced by the going concern qualification in the report of the independent auditors. Beyond financial performance, ICTV has been unable to comply with the basic tenets of being a public company. During the past 12 months, ICTV has had a financial statement restatement, material weakness disclosures, and delinquent SEC filings.

I wish the Board and all ICTV stakeholders the best in trying to reverse the negative trajectory of ICTV's financial performance and lack of adherence to corporate governance. I believe that a reconstitution of the current board of directors is the only hope for ICTV's future success.

Sincerely,

Diana S. Pessin